Citigroup Global Markets Holdings Inc.	February 14, 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH3629 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Buffered Notes Based on an Unequally Weighted Basket of Five Indices Due February 17, 2022

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of an unequally weighted basket composed of the indices specified below.

▪	The securities offer modified exposure to the performance of the basket from the initial basket level to the final basket level, with (i) the opportunity to participate in the potential appreciation of the basket at the upside participation rate specified below and (ii) a limited buffer against any depreciation of the basket as described below. In exchange for these features, investors in the securities must be willing to forgo dividends with respect to any basket component. In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the basket in excess of the buffer percentage specified below. If the basket depreciates by more than the buffer percentage from the initial basket level to the final basket level, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final basket level, the less benefit you will receive from the buffer percentage. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial basket component level*
	EURO STOXX 50® Index	39.00000%	3,840.97
	TOPIX® Index	26.00000%	1,702.87
	FTSE® 100 Index	15.00000%	7,409.13
	Swiss Market Index®	9.00000%	11,128.81
	S&P / ASX 200 Index	11.00000%	7,130.204
*For each basket component, its closing level on the pricing date
Aggregate stated principal amount:	$1,050,000
Stated principal amount:	$1,000 per security
Pricing date:	February 14, 2020
Issue date:	February 20, 2020. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation dates:	February 8, 2022, February 9, 2022, February 10, 2022, February 11, 2022 and February 14, 2022, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to a basket component
Maturity date:	February 17, 2022, subject to postponement as described under “Additional Information” below
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive the following amount in U.S. dollars:

▪ If the final basket level is greater than the initial basket level:

$1,000 + the return amount

▪ If the final basket level is less than or equal to the initial basket level but greater than or equal to the final buffer level:

$1,000

▪ If the final basket level is less than the final buffer level:

$1,000 + [$1,000 × the buffer rate × (the basket return + the buffer percentage)]

If the final basket level is less than the final buffer level, which means that the basket has depreciated from the initial basket level by more than the buffer percentage, you will receive less, and possibly significantly less, than the stated principal amount of your securities at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, or all, of your investment.

Initial basket level:	100
Final basket level:	100 × (1 + the sum of the weighted basket component returns)
Return amount:	$1,000 × the basket return × the upside participation rate
Upside participation rate:	122.00%
Basket return:	(i) The final basket level minus the initial basket level, divided by (ii) the initial basket level
Weighted basket component return:	For each basket component, its weighting multiplied by (i) the final basket component level minus the initial basket component level divided by (ii) the initial basket component level
Final basket component level:	For each basket component, the arithmetic average of its closing level on each of the final valuation dates
Final buffer level:	85, 85% of the initial basket level
Buffer percentage:	15%
Buffer rate:	The initial basket level divided by the final buffer level, which is approximately 117.65%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17327TP75 / US17327TP758
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$15.00	$985.00
Total:	$1,050,000.00	$15,750.00	$1,034,250.00

(1) On the date of this pricing supplement, the estimated value of the securities is $977.40 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $985.00 per security.

(3) CGMI will receive an underwriting fee of $15.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019          Underlying Supplement No. 8 dated February 21, 2019
Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing level of each basket component will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each basket component. The accompanying underlying supplement contains information about each basket component that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a Final Valuation Date; Postponement of the Maturity Date. If any scheduled final valuation date is not a scheduled trading day for a basket component, that final valuation date with respect to that basket component will be postponed to the next succeeding scheduled trading day for that basket component. In addition, if a market disruption event occurs with respect to a basket component on any scheduled final valuation date, the calculation agent may, but is not required to, postpone that final valuation date for that basket component to the next succeeding scheduled trading day for that basket component on which a market disruption event does not occur with respect to that basket component. If any final valuation date is postponed for any basket component so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date for that basket component will be postponed to the next succeeding scheduled trading day for that basket component (subject to further postponement as provided above if a market disruption event occurs with respect to that basket component on such succeeding scheduled trading day). However, in no event will any scheduled final valuation date for any basket component be postponed more than five scheduled trading days for that basket component after that originally scheduled final valuation date as a result of a market disruption event occurring on that scheduled final valuation date or on an earlier scheduled final valuation date (in each case, as any such scheduled final valuation date may be postponed). The postponement of a final valuation date for one basket component will not result in the postponement of a final valuation date for any other basket component. If the last final valuation date is postponed for any basket component so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date for any basket component as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the securities will not receive any dividends with respect to the basket components. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the basket components” below.

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Citigroup Global Markets Holdings Inc.

Buffered Notes Payment at Maturity Diagram

■ The Securities	■ The Basket Components

The table and examples below illustrate various hypothetical payments at maturity assuming various hypothetical final basket levels. Your actual payment at maturity per security will depend on the actual final basket level and may differ substantially from any example shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

Hypothetical Final Basket Level	Hypothetical Basket Return(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(2)
200.00	100.00%	$2,220.00	122.00%
180.00	80.00%	$1,976.00	97.60%
160.00	60.00%	$1,732.00	73.20%
140.00	40.00%	$1,488.00	48.80%
120.00	20.00%	$1,244.00	24.40%
110.00	10.00%	$1,122.00	12.20%
101.00	1.00%	$1,012.20	1.22%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
84.99	-15.01%	$999.88	-0.01%
70.00	-30.00%	$823.53	-17.65%
30.00	-70.00%	$352.94	-64.71%
10.00	-90.00%	$117.65	-88.24%
0.00	-100.00%	$0.00	-100.00%

(1) Hypothetical basket return = hypothetical final basket level minus initial basket level, divided by initial basket level

(2) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final basket level is 110 (a 10.00% increase from the initial basket level), which is greater than the initial basket level.

Payment at maturity per security = $1,000 + return amount

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Citigroup Global Markets Holdings Inc.

= $1,000 + ($1,000 × basket return × upside participation rate)

= $1,000 + ($1,000 × 10.00% × 122.00%)

= $1,000 + $122.00

= $1,122.00

Because the basket appreciated from the initial basket level to the hypothetical final basket level and the return amount is $122.00 per security, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the return amount, or $1,122.00 per security.

Example 2—Par Scenario. The hypothetical final basket level is 95 (an approximately 5.00% decrease from the initial basket level), which is greater than the hypothetical final buffer level.

Payment at maturity per security = $1,000

Because the basket depreciated from the initial basket level to the hypothetical final basket level, but the hypothetical final basket level is greater than the final buffer level, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 3—Downside Scenario A. The hypothetical final basket level is 70 (an approximately 30.00% decrease from the initial basket level), which is less than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the basket return + the buffer percentage)]

= $1,000 + [$1,000 × 1.1765 × (-30.00% + 15.00%)]

= $1,000 + -$176.47

= $823.53

Because the basket depreciated from the initial basket level to the hypothetical final basket level by more than the 15% buffer percentage, you would lose more than 1% of the stated principal amount of your securities for every 1% the basket declined beyond the 15% buffer percentage. In this scenario, the basket depreciated by 30.00% and you would lose approximately 17.65% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer (which is the difference between the depreciation of the basket and the loss on the securities) of approximately 12.35%.

Example 4—Downside Scenario B. The hypothetical final basket level is 30 (an approximately 70.00% decrease from the initial basket level), which is less than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the basket return + the buffer percentage)]

= $1,000 + [$1,000 × 1.1765 × (-70.00% + 15.00%)]

= $1,000 + -$647.06

= $352.94

Because the basket depreciated from the initial basket level to the hypothetical final basket level by more than the 15% buffer percentage, you would lose more than 1% of the stated principal amount of your securities for every 1% the basket declined beyond the 15% buffer percentage. In this scenario, the basket depreciated by 70.00% and you would lose approximately 64.71% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer (which is the difference between the depreciation of the basket and the loss on the securities) of approximately 5.29%. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the basket.

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Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the final basket level. If the final basket level is less than the final buffer level, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the basket has depreciated by more than the buffer percentage. You should understand that any decline in the final basket level in excess of the buffer percentage will result in a magnified loss to your investment by the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final basket level, the less benefit you will receive from the buffer percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the basket components. You will not receive any dividends with respect to the basket components. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the basket components or the stocks included in the basket components.

▪	The payment at maturity on the securities is based on the arithmetic average of the closing levels of the basket components on the five final valuation dates. As a result, you are subject to the risk that the closing levels of the basket components on those five final valuation dates will result in a less favorable return than you would have received had the final basket component levels of the basket components been based on the levels of the basket components on other days during the term of the securities. If you had invested directly in the basket components, you might have achieved better returns. In addition, because the final basket component levels of the basket components are based on the average of the closing levels of the basket components over the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the closing levels of the basket components on only one of those five final valuation dates.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, dividend yields on the stocks that constitute the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views,

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Citigroup Global Markets Holdings Inc.

and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing levels of the basket components, the volatility of, and correlation between, the closing levels of the basket components, dividend yields on the basket components, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing levels of the basket components may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Changes in the closing levels of the basket components may offset each other. The performances of the basket components may not be correlated with each other. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the level of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to the final basket level.

▪	An investment in the securities is not a diversified investment. The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the basket components differ in important respects, they each track the performance of equity markets, and each may perform poorly if there is a global downturn in equity markets. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket will offset the risk that we and Citigroup Inc. may default on our obligations.

▪	The basket components are unequally weighted. Accordingly, the performance of the basket component with the highest weighting will influence the payment at maturity to a greater degree than the performance of the basket components with the lower weightings. If the basket component with the highest weighting performs poorly, its poor performance could negate or diminish the effect on the basket return of any positive performance by the lower-weighted basket components.

▪	The EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P / ASX 200 Index are subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and

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Citigroup Global Markets Holdings Inc.

cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The closing level of the EURO STOXX 50® Index is calculated in euro, the level of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the EURO STOXX 50® Index.

▪	The performance of the TOPIX® Index will not be adjusted for changes in the exchange rate between the Japanese yen and the U.S. dollar. The closing level of the TOPIX® Index is calculated in Japanese yen, the level of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the TOPIX® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the Japanese yen appreciates relative to the U.S. dollar over the term of the securities, the performance of the TOPIX® Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the TOPIX® Index.

▪	The performance of the FTSE® 100 Index will not be adjusted for changes in the exchange rate between the British pound and the U.S. dollar. The closing level of the FTSE® 100 Index is calculated in British pound, the level of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the FTSE® 100 Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the British pound appreciates relative to the U.S. dollar over the term of the securities, the performance of the FTSE® 100 Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the FTSE® 100 Index.

▪	The performance of the Swiss Market Index® will not be adjusted for changes in the exchange rate between the Swiss franc and the U.S. dollar. The closing level of the Swiss Market Index® is calculated in Swiss franc, the level of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the Swiss Market Index® and the value of your securities will not be adjusted for exchange rate fluctuations. If the Swiss franc appreciates relative to the U.S. dollar over the term of the securities, the performance of the Swiss Market Index® as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the Swiss Market Index®.

▪	The performance of the S&P / ASX 200 Index will not be adjusted for changes in the exchange rate between the Australian dollar and the U.S. dollar. The closing level of the S&P / ASX 200 Index is calculated in Australian dollar, the level of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the S&P / ASX 200 Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the Australian dollar appreciates relative to the U.S. dollar over the term of the securities, the performance of the S&P / ASX 200 Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the S&P / ASX 200 Index.

▪	Our offering of the securities does not constitute a recommendation of the basket or the basket components by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the basket components is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the stocks that constitute the basket components or in instruments related to the basket components or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates or the placement agents or their affiliates may affect the level of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of the basket components may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the basket components and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing levels of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about such issuers, which we and they will not disclose to you. Moreover, if

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Citigroup Global Markets Holdings Inc.

any of our affiliates or the placement agents or their affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the basket components, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the basket components may affect the value of your securities. The sponsors of the basket components may at any time make methodological changes or other changes in the manner in which they operate that could affect the levels of the basket components. We are not affiliated with any such basket component sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the basket components and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date for these securities. The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 4, 2010 to February 14, 2020, assuming that the basket was created on January 4, 2010 with the same basket components and corresponding weights in the basket and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket Performance January 4, 2010 to February 14, 2020

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Citigroup Global Markets Holdings Inc.

Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is calculated and maintained by STOXX Limited.

Please refer to the section “Equity Index Descriptions— The EURO STOXX 50® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index. This pricing supplement relates only to the securities and not to the EURO STOXX 50® Index. We make no representation as to the performance of the EURO STOXX 50® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the EURO STOXX 50® Index on February 14, 2020 was 3,840.97.

The graph below shows the closing level of the EURO STOXX 50® Index for each day such level was available from January 4, 2010 to February 14, 2020. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 4, 2010 to February 14, 2020

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Citigroup Global Markets Holdings Inc.

Information About the TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market. It comprises all domestic common stocks listed on the TSE First Section. Stocks listed on the TSE First Section are generally large companies with longer established and more actively traded issues. The TOPIX® Index is calculated and maintained by the Tokyo Stock Exchange. The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® Trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by the Tokyo Stock Exchange, Inc., and have been licensed for use by Citigroup Global Markets Inc. and its affiliates.

For more information, see “Equity Index Descriptions—TOPIX® Index—License Agreement with the TSE” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The TOPIX® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the TOPIX® Index from publicly available information and have not independently verified any information regarding the TOPIX® Index. This pricing supplement relates only to the securities and not to the TOPIX® Index. We make no representation as to the performance of the TOPIX® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the TOPIX® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the TOPIX® Index on February 14, 2020 was 1,702.87.

The graph below shows the closing level of the TOPIX® Index for each day such level was available from January 4, 2010 to February 14, 2020. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

TOPIX® Index – Historical Closing Levels January 4, 2010 to February 14, 2020

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Citigroup Global Markets Holdings Inc.

Information About the FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the notes.

For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The FTSE® 100 Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the FTSE® 100 Index from publicly available information and have not independently verified any information regarding the FTSE® 100 Index. This pricing supplement relates only to the securities and not to the FTSE® 100 Index. We make no representation as to the performance of the FTSE® 100 Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the FTSE® 100 Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the FTSE® 100 Index on February 14, 2020 was 7,409.13.

The graph below shows the closing level of the FTSE® 100 Index for each day such level was available from January 4, 2010 to February 14, 2020. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

FTSE® 100 Index – Historical Closing Levels January 4, 2010 to February 14, 2020

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Citigroup Global Markets Holdings Inc.

Information About the Swiss Market Index®

The Swiss Market Index is an index of the largest and most liquid stocks traded on the Geneva, Zurich, and Basel Stock Exchanges. The index has a base level of 1500 as of June 1988.

Please refer to the section “Equity Index Descriptions— The Swiss Market Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Swiss Market Index® from publicly available information and have not independently verified any information regarding the Swiss Market Index®. This pricing supplement relates only to the securities and not to the Swiss Market Index®. We make no representation as to the performance of the Swiss Market Index® over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Swiss Market Index® is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the Swiss Market Index® on February 14, 2020 was 11,128.81.

The graph below shows the closing level of the Swiss Market Index® for each day such level was available from January 4, 2010 to February 14, 2020. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

Swiss Market Index® – Historical Closing Levels January 4, 2010 to February 14, 2020

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Citigroup Global Markets Holdings Inc.

Information About the S&P / ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization. The A&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the notes.

For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The S&P/ASX 200 Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P / ASX 200 Index from publicly available information and have not independently verified any information regarding the S&P / ASX 200 Index. This pricing supplement relates only to the securities and not to the S&P / ASX 200 Index. We make no representation as to the performance of the S&P / ASX 200 Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P / ASX 200 Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the S&P / ASX 200 Index on February 14, 2020 was 7,130.204.

The graph below shows the closing level of the S&P / ASX 200 Index for each day such level was available from January 4, 2010 to February 14, 2020. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

S&P / ASX 200 Index – Historical Closing Levels January 4, 2010 to February 14, 2020

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $15.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

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Citigroup Global Markets Holdings Inc.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of the basket components and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018,

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Citigroup Global Markets Holdings Inc.

which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2020 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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